As filed with the Securities and Exchange Commission on July 23, 2010

Registration No. 333-132481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONICWALL, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	77-0270079
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2001 Logic Drive

San Jose, California 95124

(408) 745-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Options to purchase common stock granted under the MailFrontier, Inc. 2002 Stock Plan and assumed by the

Registrant

(Full Title of the Plan)

Frederick M. Gonzalez

Vice-President, General Counsel and Corporate Secretary

SonicWALL, Inc.

2001 Logic Drive

San Jose, California 95124

(408) 745-9600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Richard Dickson, Esq.

Kris Withrow, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, CA 94041

Telephone: (650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by SonicWALL, Inc., a California corporation (the “Registrant”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-132481, which was filed with the SEC on March 16, 2006 (the “Registration Statement”).

On July 23, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 2010, among the Registrant, PSM Holdings 2, Inc., a Delaware corporation (“Parent”), and PSM Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 23, 2010.

SonicWALL, Inc.

By:	/S/ ROBERT D. SELVI
Robert D. Selvi, Chief Financial Officer